    Exhibit 4.1
AMENDMENT NO. 12 TO RIGHTS AGREEMENT

This Amendment No. 12 to Rights Agreement, dated as of October 20, 2023 (this “Amendment No. 12”), is between PFSweb, Inc., a Delaware corporation (the “Company”), and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as successor to ChaseMellon Shareholder Services, L.L.C., a Delaware corporation (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as has been amended from time to time (as amended, the “Rights Agreement”);

WHEREAS, the Company has provided an officer’s certificate in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions as set forth in this Amendment No. 12; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 12.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 12, the parties hereto hereby agree as follows:

1.Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting and replacing clause (i) therein with the following:

“(i) 11:59 p.m., New York City time, on October 20, 2023 (the “Final Expiration Date”)”

2.  Governing Law. This Amendment No. 12 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3.  Counterparts. This Amendment No. 12 may be executed in any number of counterparts (including by PDF, or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 12 to be duly executed as of the day and year first above written.

PFSWEB, INC.
By:	/s/ Thomas J. Madden
	Name:	Thomas J. Madden
	Title:	Chief Financial Officer
COMPUTERSHARE INC., as Rights Agent
By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Manager, Client Management

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